EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
Allfirst Financial Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-32044, 333-16077, 333-84384, 333-57330, 333-63660, 33-12207, 33-58500, 33-63917, 333-43171, 333-43175, 333-63985 and 333-97031) on Form S-8 of M&T Bank Corporation of our report dated March 27, 2003, with respect to the consolidated statement of financial condition of Allfirst Financial Inc. as of December 31, 2002, and the related consolidated statements of income (loss), changes in stockholder’s equity, and cash flows for the year then ended, which report appears in this Form 8-K of M&T Bank Corporation.

/s/ KPMG LLP

Baltimore, Maryland
April 10, 2003